[LETTERHEAD OF DILWORTH, PAXSON, KALISH & KAUFFMAN LLP]



                                        April 23, 1997

ML Bancorp, Inc.
Two Aldwyn Center
Villanova, PA 19085

Gentlemen:

         We have acted as counsel for ML Bancorp, Inc. (the "Company") in connection with a registration statement on Form S-4 (the "Registration Statement") relating to shares of the Company's common stock, par value $0.01 per share (the "Bancorp Shares"), which are issuable under the terms of an Agreement and Plan of Merger dated as of the 4th day of February, 1997 (the "Merger Agreement") between the Company and Penncore Financial Services Corporation.

         On the basis of such investigation as we deemed necessary, we are of the opinion that:

         1. The Company has been duly incorporated and is validly existing under the laws of the Commonwealth of Pennsylvania; and

         2. The Bancorp Shares have been duly authorized and, when issued in accordance with the terms and conditions set forth in the Merger Agreement, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Proxy Statement/Prospectus included therein.

                                   Very Truly yours,

                                   /s/ DILWORTH, PAXSON, KALISH & KAUFFMAN
                                   DILWORTH, PAXSON, KALISH & KAUFFMAN LLP